EXHIBIT 99.1

AMERICAN ACHIEVEMENT GROUP HOLDING CORP., AAC GROUP HOLDING CORP., AND AMERICAN ACHIEVEMENT CORPORATION ANNOUNCE EXTENSION OF THE EARLY TENDER DATE AND EXPIRATION OF WITHDRAWAL RIGHTS FOR THEIR PREVIOUSLY ANNOUNCED TENDER OFFER

AUSTIN, TX, May 25, 2010 – American Achievement Group Holding Corp. (“Parent Holdings”), AAC Group Holding Corp. (“Intermediate Holdings”), and American Achievement Corporation (“AAC,” and together with Parent Holdings and Intermediate Holdings, the “Company”) each announced today that it is extending the early tender deadline (the “Early Tender Time”) with respect to its previously announced tender offer (the “Offer”) for (i) Parent Holdings’ $52,562,667 outstanding principal amount of its 12.75% Senior PIK Notes due October 2012 (CUSIP No. 02369BAB2, 02369BAA4 and 02369BAE6) (the “Parent Holdings Notes”), (ii) Intermediate Holdings’ $131,500,000 outstanding principal amount of its 10.25% Senior Discount Notes due October 2012 (CUSIP No. 000305AB8 and 000305AC6) (the “Intermediate Holdings Notes”) and (iii) AAC’s $150,000,000 outstanding principal amount of its 8.25% Senior Subordinated Notes due April 2012 (CUSIP No. 02369AAE8 and 02369AAF5) (the “AAC Notes,” and together with the Parent Holdings Notes and the Intermediate Holdings Notes, the “Notes”) from 5:00 p.m., New York City time, on May 24, 2010, to 12:00 midnight, New York City time, on June 8, 2010.  Except for the extension of the Early Tender Time, all other terms and conditions of the Offer remain unchanged.  The withdrawal deadline has not been extended and, accordingly, Notes tendered in the Offer may no longer be withdrawn.  The expiration date for the Offer remains 12:00 midnight, New York City time, on June 8, 2010, unless otherwise extended or earlier terminated.

As of 5:00 p.m., New York City time, on May 24, 2010, $28,789,815 aggregate principal amount of the Parent Holdings Notes, representing approximately 54.77% of the outstanding Parent Holdings Notes, had been validly tendered and not withdrawn, $130,970,000 aggregate principal amount of the Intermediate Holdings Notes, representing approximately 99.60% of the outstanding Intermediate Holdings Notes, had been validly tendered and not withdrawn, and $144,755,000 aggregate principal amount of the AAC Notes, representing approximately 96.50% of the outstanding AAC Notes, had been validly tendered and not withdrawn.

Holders of Notes who validly tender such Notes on or prior to 12:00 midnight, New York City time, on June 8, 2010, will receive total consideration equal to (i) in the case of Parent Holdings Notes validly tendered, $1,063.75 per $1,000.00 principal amount of such Notes, (ii) in the case of Intermediate Holdings Notes validly tendered, $1,028.13 per $1,000.00 principal amount of such Notes, and (iii) in the case of AAC Notes validly tendered, $1,001.25 per $1,000.00 principal amount of such Notes (each, the “Total Consideration”), which includes an early tender premium in the amount of $50.00 per $1,000.00 principal amount of the Notes (the “Early Tender Premium”).  Any accrued or unpaid interest on the Notes will be paid in cash in addition to the Total Consideration.

Parent Holdings, Intermediate Holdings and AAC intend to fund payment for the Notes purchased in the Offer with a combination of one or more of (i) the proceeds of a debt financing (the “Debt Financing”) by AAC resulting in proceeds of at least $400,000,000, which may include one or more series of notes and/or credit facilities and which may be secured or unsecured, on terms and conditions satisfactory to AAC in its sole discretion and (ii) cash on hand.

The Offer is subject to the satisfaction or waiver of certain conditions, including the consummation of the Debt Financing on terms and conditions satisfactory to AAC in its sole discretion. Additionally, AAC has reserved its right to withdraw any offering of secured or unsecured notes pursuant to the Debt Financing at any time and for any reason, including unfavorable market conditions.

Goldman, Sachs & Co. is acting as the dealer manager for the Offer. The depositary and information agent for the Offer is Global Bondholder Services Corporation. Questions regarding the Offer may be directed to Goldman, Sachs & Co., at (800) 828-3182 (toll free). Requests for copies of the Offer to Purchase and related documents may be directed to Global Bondholder Services Corporation at (866) 470-4300 (toll free) or (212) 430-3774 (banks and brokerage firms).

Any secured or unsecured notes that may be sold pursuant to the proposed Debt Financing are not expected to be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any of the Notes nor is this an announcement of an offer or solicitation of an offer to sell new securities, including pursuant to the Debt Financing. Any offering of notes with respect to the Debt Financing will be made by AAC solely pursuant to a confidential offering circular. The Offer is made solely by means of the Offer to Purchase. The Offer does not constitute an offer to purchase any Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or “blue sky” or other laws. No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in the Offer and, if given or made, such information or representation may not be relied upon as having been authorized by the applicable purchasers or the Dealer Manager. None of the applicable purchasers, their respective boards of directors, the Trustees, the Information Agent, the Tender Agent, the Dealer Manager or any of their respective affiliates makes any recommendation as to whether Holders should tender, or refrain from tendering, all or any portion of the principal amount of their Notes pursuant to the Offer.

About the Company:
Parent Holdings is the indirect parent company of Intermediate Holdings. Intermediate Holdings is the indirect parent company of AAC. AAC is a provider of products that forever mark the special moments of people’s lives. As the parent company of brands such as ArtCarved®, Balfour®, Keepsake®, and Taylor Publishing, AAC’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products and affinity jewelry through in-school and retail distribution.

Media Contact:
Anna Cordasco/Brooke Gordon/Jonathan Doorley
Sard Verbinnen & Co
(212) 687-8080

This press release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties that could cause the transaction not to be consummated. Neither the Company nor any of its affiliates or representatives undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.